Exhibit 10.27

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

CHIESI USA, INC.,

PALLADIO ACQUISITION SUB, INC.

and

PALLADIO BIOSCIENCES, INC.

July 26, 2016

i

Exhibits

Exhibit A	Form of Investor Rights Agreement

Exhibit B	Form of Novation and Waiver Agreement

Exhibit C	Form of Warrant

Exhibit D	IRS Form 8883 – Allocation Schedule

Exhibit E	Form of Voting Agreement

Exhibit F	Form of Right of First Refusal & Co-Sale Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of July 26, 2016, by and among Chiesi USA, Inc., a Delaware corporation (“Seller”), Palladio Biosciences, Inc., a Delaware corporation (“Parent”) and Palladio Acquisition Sub, Inc, a Delaware corporation and wholly-owned subsidiary of Buyer (“Buyer” and together with Parent, the “Parent Parties”).

RECITALS:

WHEREAS, Seller is the owner of One Hundred (100) shares (the “Shares”) of common stock, par value $0.001 per share (the “Company Common Stock”), of Cardiokine, Inc., a Delaware corporation (the “Company”), representing all of the issued and outstanding capital stock of the Company;

WHEREAS, Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, the Shares pursuant to the terms of this Agreement; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act; provided, however, that Chiesi (including any of its Subsidiaries) shall not constitute an Affiliate of Parent or any of its Subsidiaries (including Buyer and the Company) after the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Approved Indication” has the meaning set forth in Section 5.1.

“Audit Period” has the meaning set forth in Section 2.6.

“Benefit Plans” has the meaning set forth in Section 3.8(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).

“Cap” has the meaning set forth in Section 8.2(b)(ii).

“Chiesi” has the meaning set forth in Section 5.1.

“Chosen Courts” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986.

“Combination Product” has the meaning set forth in this Section 1.1.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“Compound” means [####]

“Confidentiality Agreements” has the meaning set forth in Section 5.8.

“Contingent Consideration Payee” means the Persons entitled to receive “Contingent Consideration” pursuant to Sections 5.5 and 5.6 of the Pfizer License Agreement and Section 2.6 of the Merger Agreement, as applicable.

“Contingent Consideration Payments” has the meaning set forth in Section 2.4(a).

“Contingent Consideration Period” means, on a country-by-country basis, the period commencing on the date that the applicable regulatory authority in such country grants Marketing Approval for a Lixivaptan Product and expiring upon the later of (a) expiration of the last Valid Claim of any Lixivaptan Patent Right in such country or (b) the expiration of the market exclusivity period(s) granted by a Governmental Body for a Lixivaptan Product in such country during which such Governmental Body will not grant Regulatory Approval of a product (i) containing the Compound or the active moiety thereof, (ii) using a Lixivaptan Product as its reference product or (iii) relying in any other manner on the regulatory data or filings for a Lixivaptan Product.

“Contract” means any contract, lease, sublease, license, sublicense, deed, note, mortgage, indenture, instrument or other commitment or legally binding agreement, whether written or oral.

“Controlling Party” has the meaning set forth in Section 8.4.

“Deductible” has the meaning set forth in Section 8.2(b)(i).

“Disclosure Letter” means the Disclosure Letter delivered by Seller to the Parent Parties concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, pledge, lien, security interest, mortgage, deed of trust, easement, encroachment or other similar encumbrance.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means all Laws relating to protection of the Environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fair Market Value” means the following, (a) with respect to Parent Common Stock that is publicly traded and that is not subject to restrictions on sale, the last sale price on the principal national securities exchange on which they are traded on the Business Day immediately prior to the date of determination, or if no sales occurred on such day, the highest final “bid” price on such day, and (b) with respect to Parent Common Stock not subject to clause (a) above, the value determined by the Board of Directors of Parent in good faith, based on all factors which the Board of Directors of Parent, in its sole discretion, determines to be relevant and appropriate, which may include, type of asset, marketability (or absence thereof), restrictions on disposition, purchases of the same or similar securities by other investors, pending mergers or acquisitions and current and prospective financial position and operating results.

“FDA” means the United States Food and Drug Administration.

“Financing Agreements” means the Investor Rights Agreement, Right of First Refusal & Co-Sale Agreement and Voting Agreement.

“Fundamental Expiration Date” has the meaning set forth in Section 8.1.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Fundamental Transaction” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (i) Parent, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Parent, (iii) a company owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, (iv) the existing holders of capital stock of Parent as of the date hereof or subsequent holders of capital stock of Parent acquired pursuant to a bona-fide equity financing of Parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding securities; (b) the consummation of a merger, share exchange, consolidation or reorganization involving Parent and any other company or other entity as a result of which (A) less than fifty percent (50%) of the combined voting power of Parent or of the surviving or resulting company or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of Parent immediately prior to such transaction or (B) Seller’s shares are exchanged for cash or non-equity consideration; (c) the stockholders of Parent approve a plan of complete liquidation of Parent or an agreement for the sale or disposition by Parent of all or substantially all of Parent’s assets; (d) the occurrence of an “IPO,” a “Deemed Liquidation Event” or a “Stock Sale” (as each such term is defined in the Investor Rights Agreement); or (e) a sale, transfer or assignment to any third party who is not an Affiliate of Parent of any material rights relating to any Lixivaptan Product (including any applicable Lixivaptan Patent Right or Regulatory Approvals), other than, for the avoidance of doubt, sales of a Lixivaptan Product subject to royalties paid to Parent or its Affiliates by the relevant Selling Person measured as a percentage of sales.

“GAAP” means United States generally accepted accounting principles.

“General Expiration Date” has the meaning set forth in Section 8.1.

“Governmental Body” means the government of the United States of America and any state, commonwealth, territory, possession, county or municipality thereof, or the government of any political subdivision of any of the foregoing, the government or agency of any non-U.S. country, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money, whether current or funded, or secured or unsecured, (ii) all outstanding obligations evidenced by bonds, monies, debentures, loan agreements, notes, letters of credit, bankers’ acceptances, mortgage notes, guarantees, or similar instruments, (iii) all outstanding indebtedness representing the balance deferred and unpaid of the purchase price of any property (including all outstanding capital lease, direct financing lease and/or vendor financing obligations) but excluding trade payables, if and to the extent any of the foregoing would appear as a liability upon a balance sheet prepared in accordance with GAAP; (iv) under any interest rate, currency or other hedging agreements, to the extent payable if terminated at the Closing; (v) all accrued and unpaid interest or any breakage costs, premiums, fees, expenses, penalties or other amounts due with respect to the indebtedness above; (vi) any lease (or applicable portion thereof) that is required to be accounted for as a long-term capital lease on a balance sheet, prepared in accordance with GAAP, and any accrued interest and/or accrued financing fees thereon, and (vii) any indebtedness of a Person of a type referred to in clauses (i) through (vi) above and that is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, a Person.

“Indemnification Cut-Off Date” has the meaning set forth in Section 8.5(a).

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Auditor” has the meaning set forth in Section 2.6(c).

“Indication” means (a) an indication for hyponatremia associated with the Syndrome of Inappropriate Anti-Diuretic Hormone secretion or (b) an indication for hyponatremia associated with Congestive Heart Failure.

“Initial Notice” has the meaning set forth in Section 5.1.

“Intellectual Property” means (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) Know-How, and (d) any and all intellectual property rights and similar proprietary rights in any jurisdiction, including all rights to sue for past, present and future infringement or misappropriation of any of the items in clauses (a), (b) and (c).

“Investor Rights Agreement” means the investors’ rights agreement by and among Parent, Seller and the other parties thereto, substantially in the form attached hereto as Exhibit A.

“IRS” means the United States Internal Revenue Service.

“Know-How” means any information, results and data of any type whatsoever, in any tangible or intangible form or medium whatsoever (including in print, electronic or digital form), including databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation and descriptions and all other technical and business information.

“Law” means any law, statute, code, executive order, licensing requirement, ordinance, common law, constitution, treaty, rule, regulation or other requirement of any Governmental Body, including any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Body having the effect of law in each such jurisdiction.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise requiring the payment or expenditure of money, including any Indebtedness, those arising under Law, those relating to Taxes and those arising under any Contract, other than obligations pursuant to the Pfizer License Agreement and the Merger Agreement.

“Lixivaptan Patent Right” means the rights and interests in and to the patents and patent applications set forth in Section 1.1 of the Disclosure Letter.

“Lixivaptan Product” means any pharmaceutical product containing the Compound as an active pharmaceutical ingredient.

“Losses” means, with respect to a Person, any and all losses, Liabilities, damages, claims, awards, judgments, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees) actually suffered, paid or incurred by such Person.

“Marketing Approval” means the approval by the FDA, the European Medicines Agency or the Brazil Health Surveillance Agency, as applicable (or similar or equivalent foreign Governmental Body) of a new drug application (or similar or equivalent application) for a Lixivaptan Product.

“Material Adverse Effect” means any change, circumstance or effect that is materially adverse to, or has a material adverse effect upon, the Company and its Subsidiary, provided that the following shall be excluded from any determination of whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any changes in (i) the United States or global economy generally or the capital or financial markets generally, (ii) political conditions in any country or jurisdiction or (iii) conditions affecting the pharmaceuticals industry generally; (b) any change or effect resulting from or arising in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the announcement of such transactions or any effect of any action taken by Seller or any of its Affiliates with respect to such transactions; (c) any action required or permitted by this Agreement or the other Transaction Documents or any action taken (or omitted to be taken) with the consent of or at the request of Buyer (or because Buyer did not provide its consent); (d) any determination by, or delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing of any Lixivaptan Product; (e) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any Lixivaptan Product or any of its competitors or potential competitors; (f) any changes or prospective changes in applicable Laws or accounting standards (including GAAP); and (g) any act of civil unrest, war or terrorism.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Seller (f/k/a Cornerstone Therapeutics Inc.), Cohesion Merger Sub, Inc., the Company and Shareholder Representative Services LLC, dated as of December 28, 2011.

“Net Sales” means the gross amount invoiced for any sale of a Lixivaptan Product for any indication by a Selling Person to a non-Affiliate of the Selling Person or to an Affiliate of the Selling Person if such Affiliate is not itself a Selling Person, less the sum of the following deductions, in each case to the extent actually and reasonably allowed or incurred in connection with such sale of such Lixivaptan Product in accordance with GAAP:

(a)	reasonable and customary trade, cash and quantity discounts off the invoiced price;

(b)

all excise, sales and other consumption Taxes to the extent included in the invoice price; provided, however, that with respect to excise tax payments pursuant to Section 9008 of the Patient Protection and Affordable Care Act of 2010, any such deduction shall be limited to the proportionate share of such excise tax equal to the proportionate share that the aggregate sales of such Lixivaptan Product by such Selling Person during the period to which such excise tax relates bears to the aggregate sales of all products by such Selling Person subject to such excise tax;

(c)	freight, insurance and other transportation charges to the extent included in the invoice price;

(d)	amounts repaid, credited or accrued or allowances or adjustments made, by reason of returns, rejections, or recalls, or because of chargebacks, retroactive price reductions, or billing errors;

(e)

reasonable and customary launch discounts, stocking fees and other discounts extended to wholesalers, distributors, chain drug stores and other third party organizations who distribute a Lixivaptan Product to pharmacies;

(f)

reasonable and customary rebates and chargebacks to pharmacy benefit managers, federal, state, or local governments (or their agencies or purchasers), and managed health organizations (including Medicaid rebates); and

(g)	any amounts actually written off or specifically identified as uncollected in accordance with GAAP;

solely to the extent the above deductions are taken in accordance with GAAP (or other similar generally accepted accounting principles used by any such Selling Person that is not a U.S. Person, consistently applied) applicable to the particular Selling Person.

Such amounts shall be determined from the books and records of the applicable Selling Person, maintained in accordance with GAAP (or other similar generally accepted accounting principles used by any such Selling Person that is not a U.S. Person, consistently applied). Sales of a Lixivaptan Product between or among the Selling Persons and/or Affiliates of Selling Persons for resale, or for use in the production or manufacture of a Lixivaptan Product, shall not be included within Net Sales; provided, however, that any subsequent sale of a Lixivaptan Product by any Selling Person or its Affiliates to another Person that is not a Selling Person shall be included within Net Sales.

Use of a Lixivaptan Product for promotional, sampling or compassionate use purposes or for use in clinical trials (but excluding post-approval clinical trials for which compensation is received by the Selling Person) shall not be considered in determining Net Sales.

In the case of any sale of a Lixivaptan Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the consideration received; provided that (a) sales to a third party distributor, wholesaler, group purchasing organization, pharmacy benefit manager or retail chain customer who is a non-Affiliate of a Selling Person and does not need a license or sublicense in order to resell such Lixivaptan Product shall be considered sales to a non-Affiliate of the Selling Person and not to a sublicensee, and (b) Net Sales by a Selling Person to a consignee non-Affiliate of the Selling Person are not recognized as Net Sales by such Selling Person until such consignee sells the Lixivaptan Product.

In the event that a Lixivaptan Product is sold as part of a pharmaceutical product which comprises a Compound and other active compound(s) and/or ingredients (a “Combination Product”), the Net Sales of the Lixivaptan Product, for the purposes of determining Contingent Consideration Payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Lixivaptan Product where the Compound is the sole active ingredient when sold separately in finished form, and B is the weighted average sale price of the other product(s) or active ingredients sold separately in finished form.

In the event that the weighted average sale price of a Lixivaptan Product containing the Compound as the sole active ingredient can be determined but the weighted average sale price of the other product(s) or active ingredients cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Lixivaptan Product where the Compound is the sole active ingredient when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) or active ingredients can be determined but the weighted average sale price of the Lixivaptan Product containing the Compound as the sole active ingredient cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: 1- (B / C) where B is the weighted average sale price of the other product(s) or active ingredients when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Lixivaptan Product containing the Compound as the sole active ingredient and the other product(s) or active ingredients in the Combination Product cannot be determined, the Net Sales of the Lixivaptan Product will be negotiated by the Parties in good faith. If the parties cannot reach agreement on the appropriate allocation, the Net Sales of the Lixivaptan Product will be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Lixivaptan Product containing the Compound as the sole active ingredient, other product(s) or active ingredients, or Combination Product shall be calculated once each calendar year and such price shall be used during all applicable Contingent Consideration Periods for the entire following calendar year. When determining the weighted average sale price of a Lixivaptan Product containing the Compound as the sole active ingredient, other product(s) or active ingredients, or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective Lixivaptan Product containing the Compound as the sole active ingredient, other product(s) or active ingredients, or Combination Product. In the initial calendar year, a forecasted weighted average sale price will be used for the Lixivaptan Product containing the Compound as the sole active ingredient, other product(s) or active ingredients, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first Contingent Consideration Payment of the following calendar year.

With respect to sales of a Lixivaptan Product or combination product invoiced in United States dollars, Net Sales shall be expressed in United States dollars. With respect to sales not invoiced in United States dollars, Net Sales shall be converted to U.S. dollars using the applicable exchange rate as published by The Wall Street Journal, Eastern Edition on the last Business Day of the calendar quarter in which such sales are made.

“Non-controlling Party” has the meaning set forth in Section 8.4.

“Novation and Waiver Agreement” means the novation and waiver agreement among Parent, Seller and Shareholder Representative Services LLC substantially in the form attached hereto as Exhibit B.

“Ordinary Course of Business” means, with respect to the Company and its Subsidiary, the ordinary course of their business consistent with past practice.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

“Parent Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent’s Knowledge” or any other similar knowledge qualification means the actual knowledge of Lorenzo Pellegrini.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, or (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, or (d) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pfizer License Agreement” means that certain License Agreement, by and between Wyeth, acting through its Wyeth Pharmaceuticals Division (and each successor thereof), and Cardiokine Biopharma, LLC (as assignee of the Company), dated March 15, 2004, as amended May 3, 2004, as further amended October 14, 2004, as further amended June 21, 2007, as further amended February 6, 2008 and as further amended December 27, 2011.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means (A) any Liability for Taxes of Seller; (B) any Liability for Taxes of the Company or its Subsidiary for the Pre-Closing Tax Period (including any Taxes imposed under Section 1374 or 1375 of the Code or any corresponding or similar provision of state, local or foreign Tax Law); (C) any Liability for Taxes of any member of any consolidated, combined or unitary or aggregate group of which the Company or its Subsidiary is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law); (D) any Taxes of any other Person imposed on the Company or its Subsidiary as a transferee or successor, by Contract or otherwise; (E) any withholding Taxes imposed with respect to any payments made pursuant to this Agreement; or (F) any Liability for Taxes attributable to the failure of any representation or warranty set forth in Section 3.7 (determined without regard to disclosure related thereto in the Disclosure Letter) to be true and correct in all respects or a breach of any covenant set forth in Section 5.10.

“Pricing Approval” means the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for the relevant pharmaceutical or biological product, if required in the relevant country or jurisdiction prior to sale of such product in such country or jurisdiction.

“Prior Company Counsel” has the meaning set forth in Section 9.12.

“Regulatory Approval” means, with respect to a pharmaceutical or biological product and a country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Governmental Body to market and sell such pharmaceutical or biological product in such country or jurisdiction, including Pricing Approval.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Right of First Refusal and Co-Sale Agreement” means the right of first refusal and co-sale agreement by and among Parent, Seller and the other parties thereto, substantially in the form attached hereto as Exhibit F.

“ROFN Notice” has the meaning set forth in Section 5.1.

“ROFN Term” means, with respect to any indication for a Lixivaptan Product and any ROFN Territory identified in a ROFN Notice, the period of time beginning when Buyer receives an ROFN Notice from Chiesi, if any such notice is received within the time frame provided in Section 5.1, and expires at 11:59 p.m. Eastern Time on the day that is six (6) months from the date of the ROFN Notice.

“ROFN Territory” has the meaning set forth in Section 5.1.

“Securities Act” means United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of Michael Gordon, Amy Diebler, Alan Roberts, or Jonathan Williams.

“Selling Person” means Buyer, each of its Affiliates and each (a) licensee, sublicensee, assignee or other grantee of rights from Buyer or any of its Affiliates or another Selling Person to develop, market or sell a Lixivaptan Product, (b) buyer, transferee or assignee of any Lixivaptan Product or Intellectual Property that the Company or its Subsidiary owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use, excluding, for the avoidance of doubt, any third party distributor, wholesaler, group purchasing organization, pharmacy benefit manager or retail chain customer, (c) Person (other than Buyer and its Affiliates) with whom Buyer or any of its Affiliates directly or indirectly consummates a sale, transfer or assignment to any third party who is not an Affiliate of Buyer of any material rights relating to any Lixivaptan Product, other than, for the avoidance of doubt, sales of a Lixivaptan Product subject to royalties paid to Buyer or its Affiliates by the relevant Selling Person measured as a percentage of sales or (d) any Affiliate of the foregoing.

“Series A Preferred Stock Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among Parent, Index Ventures Life VI (Jersey), L.P., and other purchasers listed on the signature pages thereto.

“Shares” has the meaning set forth in the Recitals.

“Statutory Expiration Date” has the meaning set forth in Section 8.1.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of a Person means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

“Tax Attribute” has the meaning set forth in Section 3.7(q).

“Taxes” means all taxes, duties, charges, fees, levies, registrations or other assessment imposed by any Governmental Body or other taxing authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, escheat, environmental, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Tax Returns” means any report, return, document or other filing (including estimated reports, returns, schedules or statements) required to be supplied to any taxing authority or jurisdiction (supranational, national, federal, provincial, state, municipal or local, domestic or foreign) with respect to Taxes, as well as any amendment thereof.

“Third Party Term Sheet” has the meaning set forth in Section 5.2.

“Third Party Term Sheet Notice” has the meaning set forth in Section 5.2.

“Transfer Taxes” has the meaning set forth in Section 5.10(d).

“Transaction Documents” means this Agreement, the Financing Agreements, the Novation and Waiver Agreement and the Warrant.

“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other Governmental Body or authority of competent jurisdiction and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application, which claim has not been irretrievably revoked, cancelled, withdrawn or abandoned, or finally disallowed without the possibility of appeal or refiling of such application (or which is not appealed or refiled within the time allowed for appeal); provided, however, that unless and until a pending patent issues, “Valid Claim” will exclude any such pending claim in an application that has not been granted within five (5) years following the filing date for such application.

“Voting Agreement” means the voting agreement by and among Parent, Seller and the other parties thereto, substantially in the form attached hereto as Exhibit E.

“Warrant” has the meaning set forth in Section 2.2(c)(vi).

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Agreement to Sell and Purchase. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in this Article II.

Section 2.2 Closing; Closing Deliveries.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. at 10:00 a.m. on the date which is two (2) Business Days following the date on which all conditions to Closing set forth herein have been satisfied or waived in accordance with their terms, or at such other place or at such other time as may be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing, Seller will deliver to Buyer:

(i) a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, certifying (A) true and complete copies and the effectiveness as of the Closing Date of (1) the resolutions of Seller’s Board of Directors unanimously approving the Transaction Documents and the transactions contemplated thereby, (2) the certificate of incorporation of Seller and the Company and (3) the current bylaws of Seller and the Company and (B) the name, title, incumbency and signatures of the officers authorized to execute the Transaction Documents and any other documents delivered in connection therewith to which Seller or an Affiliate of Seller is a party;

(ii) certificates of good standing for Seller and the Company from the Secretary of State of the State of Delaware, dated as of a date no more than ten (10) Business Days prior to the Closing Date;

(iii) written letters of resignation from each of the current officers, directors and managers, as applicable, of the Company and its Subsidiary, in each case, effective on the Closing;

(iv) a stock certificate representing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required tax stamps affixed thereto;

(v) the Financing Agreements, each duly executed by Seller;

(vi) the Novation and Waiver Agreement, duly executed by Seller;

(vii) evidence of all consents, waivers and approvals from, notices to, or novations with any third parties set forth on Section 2.2(b)(vii) of the Disclosure Letter;

(viii) a duly executed IRS Form 8023 signed by Seller and comparable state or local Tax forms requested by Buyer (in a form reasonably acceptable to Buyer) with respect to the purchase and sale of the Shares; and

(ix) a duly authorized and executed certificate from the Company in accordance with Treasury Regulations Sections 1.1445-2(c).

(c) At the Closing, Buyer will deliver to Seller:

(i) certificates of the Secretary or Assistant Secretary of each Parent Party, dated as of the Closing Date, certifying (A) true and complete copies and the effectiveness as of the Closing Date of (1) the resolutions of each Parent Party’s Board of Directors unanimously approving the Transaction Documents to which such Parent Party is a party and the transactions contemplated thereby, (2) the certificate of incorporation of each Parent Party and (3) the current bylaws of each Parent Party and (B) the name, title, incumbency and signatures of the officers authorized to execute the Transaction Documents and any other documents delivered in connection therewith to which each such Parent Party or an Affiliate is a party;

(ii) a certificate of good standing for each Parent Party from the Secretary of State of the State of Delaware, dated as of a date no more than ten (10) Business Days prior to the Closing Date;

(iii) a certificate representing the shares of Parent Common Stock to be issued to Seller at the Closing, free of all Encumbrances, duly executed, with any required tax stamps affixed thereto;

(iv) the Financing Agreements, each duly executed by each Parent Party to which such Parent Party is a party and the other parties thereto (other than Seller);

(v) the Novation and Waiver Agreement, duly executed by Parent and Shareholder Representative Services LLC; and

(vi) a warrant, substantially in the form attached hereto as Exhibit C, exercisable for shares of Parent Common Stock (the “Warrant”).

Section 2.3 Closing Consideration. At the Closing, Buyer will deliver to Seller a stock certificate representing a number of shares of Parent Common Stock representing ten percent (10%) of Parent’s outstanding capitalization on a fully diluted, as-converted basis (including shares issuable upon exercise or conversion of stock options, warrants or other convertible or exercisable securities and shares reserved for issuance under any equity compensation plan, including any employee stock ownership plan, whether or not such shares are subject to existing stock option grants) as of the Closing Date, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required tax stamps affixed thereto.

Section 2.4 Contingent Consideration.

(a) In addition to the securities Buyer is required to deliver to Seller pursuant to Section 2.3, Buyer shall pay cash consideration during the Contingent Consideration Period to Seller in accordance with the terms of this Section 2.4 (all such payments, together, the “Contingent Consideration Payments”).

(b) Unless and until Buyer or any of its Affiliates has received Marketing Approval in the United States for any Lixivaptan Product for either Indication, Buyer will make cash payments to Seller in amounts equal to the following percentages of total worldwide Net Sales during each calendar quarter during the Contingent Consideration Period:

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(c) If Buyer or any of its Affiliates receives Marketing Approval in the United States for any Lixivaptan Product for either Indication, Buyer will, with respect to any Net Sales following the receipt of such approval, make cash payments to Seller in amounts equal to the following percentages of total worldwide Net Sales during each calendar quarter during the Contingent Consideration Period:

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(d) Contingent Consideration Payments pursuant to this Section 2.4 shall exclude any Net Sales generated by or on behalf of Seller in connection with any agreement to commercialize any Lixivaptan Product that is entered into following Seller’s exercise of its right of first negotiation or right of first refusal as provided in Section 5.1 or Section 5.2 of this Agreement.

(e) [####]

Section 2.5 Overdue Payments. Any undisputed amounts payable by Buyer or any of its Affiliates under this Agreement that are not paid when due shall bear interest from the due date until the date of payment thereof at [####] compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law.

Section 2.6 Reporting.

(a) Whenever Buyer provides (i) written reports of the efforts of the Selling Persons to achieve each of the Diligence Objectives and its progress with respect thereto under the Merger Agreement or the Pfizer License Agreement, (ii) notice of achievement of any of the Diligence Objectives, or (iii) any notices or other correspondence delivered under the Merger Agreement or the Pfizer License Agreement, Buyer shall simultaneously provide a copy of such report to Seller.

(b) Until the end of the Contingent Consideration Period, and thereafter as needed for any audit requested with respect to the Contingent Consideration Period (collectively, the “Audit Period”), Buyer shall, and shall cause its Affiliates to, keep such reasonably complete and accurate books and records as may be necessary to ascertain (i) the efforts of Selling Persons to achieve the Diligence Objectives and (ii) the amounts of any payments owed hereunder. From and after the Closing, Buyer and its Affiliates shall include in their agreements with Selling Persons (other than Buyer and its Affiliates) provisions requiring efforts consistent with those required under this Section 2.6(b) by Buyer and its Affiliates and shall use commercially reasonable efforts to enforce such provisions. During the Audit Period, (x) for each calendar quarter in which Contingent Consideration Payments are due or with respect to which a Contingent Consideration Payment is calculated, Buyer shall furnish Seller with a quarterly report of the Contingent Consideration Payment due during such quarter or calculated with respect to such quarter, and all relevant information required to calculate such Contingent Consideration Payment, within sixty (60) days after the end of each calendar quarter; and (y) for each other calendar quarter, Buyer shall furnish Seller with a written notice that no Contingent Consideration Payment is due. Each report pursuant to clause (x) shall include (A) Net Sales during such calendar quarter, broken out on a United States and rest-of-world basis, (B) the “gross to net” adjustments with respect to the calculation of Net Sales for such calendar quarter; provided, however, that the requirement to provide such a “gross to net” adjustment shall not apply if it would require the disclosure of trade secrets, and (C) if any deduction is made to Net Sales during such calendar quarter pursuant to clause (ii) of the definition of Net Sales, an explanation of how the share of the excise tax deducted pursuant to such clause (ii) was allocated to Lixivaptan Product sales.

(c) Upon the written request of Seller, Buyer shall, and shall cause its Affiliates to, permit an independent public accountant (the “Independent Auditor”) selected by Seller and reasonably satisfactory to Buyer, at Seller’s expense (subject to the reimbursement obligation described below in this paragraph, if applicable), to have reasonable access solely in response to a request made with respect to the Audit Period, upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to inspect the records specified in Section 2.6(b) the purpose of determining the accuracy of the reports described in Section 2.6(a) and Section 2.6(b). All results of any such audit shall be promptly made available to Buyer. The cost of this examination and audit will be borne by the Seller unless the Independent Auditor concludes that any Contingent Consideration Payment based on the audit is 105% or greater of the Contingent Consideration Payment reported by Buyer for such reporting period, in which case Buyer shall promptly reimburse Seller for the reasonable out-of- pocket costs of the audit and shall promptly pay Seller the underreported portion of Contingent Consideration Payments that were not paid. If the Independent Auditor concludes that any Contingent Consideration Payment reported by Buyer is 105% or greater of the Contingent Consideration Payment based on the audit for such reporting period, Seller shall promptly pay Buyer the overreported portion of Contingent Consideration Payments that were paid, less any amounts paid or payable by Seller in connection with the cost of the examination and audit. From and after the Closing, Buyer shall (i) include in its agreements with Selling Persons (other than Buyer and its Affiliates) provisions providing Buyer with inspection rights consistent with those provided to Seller under this Section 2.6(c), such inspections to be conducted by Buyer at its expense through an Independent Auditor selected by Buyer and reasonably satisfactory to Seller, (ii) use commercially reasonable efforts to enforce such provisions, and (iii) promptly provide Seller with the results of any such inspection.

(d) Any nonpublic records, data, results, reports and other information granted access to or disclosed pursuant to this Section 2.6 shall be treated in accordance with Section 5.8.

(e) Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.6 shall not preclude Seller from pursuing indemnification for the breach of any representation, warranty or covenant pursuant to Article VIII or any matters otherwise indemnifiable thereunder.

Section 2.7 Commercialization Diligence.

(a) In furtherance and not in limitation of the obligations under the Merger Agreement and the Pfizer License Agreement, from and after the Closing Date, Buyer shall, and shall cause its applicable Affiliates and Selling Persons to, use Commercially Reasonable Efforts to (i) obtain Marketing Approval for a Lixivaptan Product and commercialize a Lixivaptan Product in the United States, and (ii) obtain Regulatory Approval for a Lixivaptan Product in Europe and commercialize a Lixivaptan Product in Europe (each of clause (i) and (ii), a “Diligence Objective”). As used in this Section 2.7, “Commercially Reasonable Efforts” means (i) commercially reasonable efforts and resources that are of a substantially similar level of effort and resources that pharmaceutical companies of size and resources comparable to those of Buyer and its Affiliates, collectively, typically exercise to accomplish a similar objective under similar circumstances with respect to drugs or drug candidates of similar commercial potential at a similar stage in their development or product lifestyle to that of the Compound or the relevant Lixivaptan Product, taking into account all relevant factors at the time such efforts are expended, which may include, as applicable, efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the drugs or drug candidates, the likelihood of Marketing Approval or Regulatory Approval and the expected financial return, profitability and commercial potential of the drugs or drug candidates, but disregarding any financial obligations that are owed to third parties under the Merger Agreement, or (ii) any greater obligations imposed by the Merger Agreement or the Pfizer License Agreement to achieve the achieve the Diligence Objectives.

(b) Buyer will provide Seller with a summary written progress report discussing material developments concerning any Lixivaptan Product at least once per calendar year, provided that in any case, the interval between such annual reports shall not exceed eighteen (18) months.

(c) Any nonpublic records, data, results, reports and other information granted access to or disclosed pursuant to this Section 2.7 shall be treated in accordance with Section 5.8.

Section 2.8 Contingent Consideration Payments Not a Security. The Contingent Consideration Payments are contingent payments subject to the terms and conditions of this Agreement and the parties do not intend for the contingent right of Seller to receive Contingent Consideration Payments to be a security. Accordingly, the contingent right of Seller to receive Contingent Consideration Payments (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Buyer, Company or its Subsidiary, (iii) does not entitle a Seller to any rights common to equityholders of Buyer, Company or its Subsidiary and (iv) is a non-interest bearing contingent payment. Seller acknowledges and agrees that (A) achieving the Diligence Objectives may not occur in spite of the exercise of Commercially Reasonable Efforts by Buyer and its Affiliates and Selling Persons, (B) the amount of Net Sales, if any, that may be generated is uncertain, (C) that no Net Sales may be generated in any Contingent Consideration Period in spite of the exercise of Commercially Reasonable Efforts by Buyer and its Affiliates and Selling Person, (D) there is no assurance that Seller will receive any Contingent Consideration Payments, (E) other than pursuant to the terms of this Agreement, Buyer has not promised or projected any amounts to be received by Seller in respect of any Contingent Consideration Payments, and Seller has not relied on any statements or information provided by or on behalf of Buyer or its Affiliates or Representatives with respect to the potential sales or value of the Compound or any Lixivaptan Product, and (F) Buyer and its Affiliates will have the exclusive right to operate the business of the Company and make decisions with respect to the development and commercialization of any Lixivaptan Product or any component thereof, subject to complying with the diligence and other obligations under this Agreement.

Section 2.9 Withholding Rights. Each of the Company, its Subsidiary and Buyer and any of their Affiliates shall be entitled to deduct and withhold from any payment of Contingent Consideration Payments to any Person under this Agreement such amounts as it is then required under applicable Law to deduct and withhold for Tax purposes with respect to the making of such payment and to otherwise comply with any other Tax withholding obligation then required under applicable Law with respect to the transactions contemplated by this Agreement. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Each of the Company, its Subsidiary and Buyer and any of their Affiliates, as the case may be, shall pay over to the appropriate Governmental Body all amounts withheld under this Section 2.9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as may be set forth in the Disclosure Letter, Seller represents and warrants to the Parent Parties as of the date hereof as follows, provided, however, that in no event shall any of the representations and warranties in this Article III apply to any time period, events, facts, matters or circumstances occurring prior to December 30, 2011:

Section 3.1 Organization; Power and Authority; Capital Structure.

(a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to carry on its business as currently conducted by it.

(b) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Seller has the corporate power and authority to enter into and perform this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c) The authorized capital stock of the Company consists of One Hundred (100) shares of Common Stock, all of which are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non- assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. There are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, other equity interests or any other securities of the Company. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

Section 3.2 Subsidiaries. The Company’s sole Subsidiary is listed in Section 3.2 of the Disclosure Letter. The Company is the owner of record and beneficially of all of the outstanding equity interests in its Subsidiary, free and clear of all Encumbrances. Neither the Company nor its Subsidiary owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person. The Company’s Subsidiary is limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate or lease its properties and to carry on its business as currently conducted. Such Subsidiary is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction listed in Section 3.2 of the Disclosure Letter and each other jurisdiction in which the character of its properties or in which the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect. The copies of the organizational documents of the Company’s Subsidiary, in each case as amended to date and made available to Buyer’s counsel, are complete and correct, and no amendments thereto are pending.

Section 3.3 No Conflict; Consents.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents and the performance by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof do not and will not (i) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel any Material Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any permit affecting the properties, assets or business of the Company, (ii) conflict with, or result in any violation of, any provision of the certificate of formation, operating agreement, charter, bylaws or comparable instrument of Seller, the Company or the Company’s Subsidiary; or (iii) violate or result in a violation of, or constitute a default under, any provision of any Law, or any order of, or any restriction imposed by, any Governmental Body, except in the case of clauses (i) and (iii), where the circumstances giving rise to any failure of the representations and warranties contained in such clauses to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or its Subsidiary.

(b) No notice to, declaration or filing with or material consent or approval of any Governmental Body is required by or with respect to Seller, the Company or the Company’s Subsidiary in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents or the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, except for such notices or approvals that have been obtained or made or that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Investment Status.

(a) Seller is acquiring the Parent Common Stock issuable under the Transaction Documents for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any other Law. Seller understands that Buyer has not registered the Parent Common Stock under the Securities Act, or under the Laws of any other jurisdiction (including the blue sky or securities laws of any state of the United States), that the Parent Common Stock constitutes “restricted securities” under the Securities Act and that the Parent Common Stock constitutes an illiquid investment, and Seller agrees that it will not sell any of the Parent Common Stock unless the Parent Common Stock is registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions. Seller further understands that, in view of the foregoing restrictions on dispositions of the Parent Common Stock, Seller will be required to bear the economic risks of its ownership of the Parent Common Stock for an indefinite period of time. Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) Seller is acquiring the Parent Common Stock for its own account and not for the account of any other Person and shall not sell the Parent Common Stock or enter into any other arrangement pursuant to which any other Person shall be entitled to a beneficial interest in the Shares without complying with all applicable requirements of applicable Law.

(c) Seller is an “accredited investor” (as defined in Rule 501 under the Securities Act).

Section 3.5 Material Liabilities; Operations.

(a) As of the date hereof, neither the Company nor its Subsidiary has any Liabilities greater than $100,000 in the aggregate that are required to be recorded on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the latest balance sheet of the Company as of June 30, 2016, (ii) those set forth on Section 3.5(a) of the Disclosure Letter or (iii) those arising under any Material Contract (which shall be the subject of Section 3.10).

(b) Since February 4, 2014, the Company and its Subsidiary have operated only in the Ordinary Course of Business in all material respects.

Section 3.6 Litigation. As of the date hereof and since March 31, 2014, neither the Company nor its Subsidiary is (a) a party to (either as plaintiff or defendant) any litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Seller’s Knowledge, threatened in writing against the Company or its Subsidiary or (b) subject to any outstanding writ, order, judgment, injunction or decree.

Section 3.7 Taxes.

(a) The Company and its Subsidiary have timely filed or been included in all Tax Returns required to be filed by them or in which they are required to be included with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiary.

(b) The Company and its Subsidiary have paid or caused to be paid or have accrued all Taxes due and owing by the Company and its Subsidiary.

(c) Neither the IRS nor any other Governmental Body has asserted by written notice to the Company or its Subsidiary as of the date hereof any deficiency or claim for any amount of additional Taxes that has not yet been resolved.

(d) To Seller’s Knowledge, no audits or other administrative proceedings or court proceedings are pending or threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiary, and neither the Company nor its Subsidiary has received a written notice of any such audits or proceedings.

(e) There are no liens for Taxes upon the assets of the Company or its Subsidiary, except for Permitted Encumbrances. Neither the Company nor its Subsidiary has executed (or is subject to) any waiver currently in effect or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns, and no request for an extension of time in which to file any Tax Return is outstanding.

(f) No claim has ever been made by any Governmental Body in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction or that the Company or its Subsidiary must file Tax Returns.

(g) Each of the Company and its Subsidiary has withheld and paid over to the proper Governmental Body all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(h) Neither the Company nor its Subsidiary is or has been at any time, a party to a Tax sharing, Tax indemnity or Tax allocation Contract, and neither the Company nor its Subsidiary has assumed any Tax Liability of any other Person under any Contract.

(i) Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) application of Code Section 481 or Section 263A (or any corresponding or similar provision of state, local or foreign Tax Law) to transactions or events occurring, or accounting methods employed, prior to or on the Closing Date; (v) “closing agreement,” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law), executed on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code

(j) Neither the Company nor its Subsidiary (i) has been a member of an affiliated group of corporations filing Tax Returns on a combined, unitary or consolidated basis, other than the affiliated group of which the Seller is the common parent, (ii) owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust joint venture or other legal entity (other than with respect to the Company’s ownership of its Subsidiary), and (iii) has any Liability for the Taxes of any Person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, or otherwise.

(k) Neither the Company nor its Subsidiary has been the “distributing corporation” or “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(l) Neither the Company nor its Subsidiary has a “permanent establishment” in a country outside of its country of “residence,” as such terms are defined in any applicable Tax treaty or convention.

(m) No asset (including goodwill) of the Company or its Subsidiary is, or immediately after the Closing will be, excluded from the definition of “amortizable section 197 tangible” by operation of Section 197(f)(9) of the Code and the Treasury Regulations thereunder.

(n) Since its formation, the Subsidiary of the Company has been classified, for U.S. federal income tax purposes and state and local tax purposes, as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3.

(o) Seller is eligible to join with Buyer in making the Section 338 Elections with respect to the acquisition of the Company pursuant to this Agreement.

(p) Neither the Company nor its Subsidiary has consummated or participated in, and is not currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(q) The representations and warranties set forth in this Section 3.7 and in Section 3.8 and Section 3.9(b) shall constitute the only representations and warranties by the Company with respect to Taxes, and, except with regard to the representation and warranty set forth in Section 3.7(m), the Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company, including but not limited to net operating losses, (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates to utilize such Tax Attributes after the Closing.

Section 3.8 Employees and Benefit Plans.

(a) Since February 4, 2014, neither the Company nor its Subsidiary has had any employees or has sponsored, maintained or participated in any “employee benefit plans,” as such term is defined in Section 3(3) of ERISA (the “Benefit Plans”) and does not have and would not reasonably be expected to have any liability with respect to any Benefit Plans.

(b) The Company and its Subsidiary are in compliance in all material respects with all applicable federal, state and other Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(c) The representations and warranties set forth in this Section 3.8 shall constitute the only representations and warranties by Seller with respect to Benefit Plans, employment matters and labor matters.

Section 3.9 Real and Personal Property.

(a) Neither the Company nor its Subsidiary owns or leases any real property.

(b) Except with respect to leased personal property, the Company and its Subsidiary have good title to all of the tangible personal property and assets, free and clear of any Encumbrances, except for (i) Taxes (other than Taxes that are being contested in good faith), fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar encumbrances arising in the Ordinary Course of Business, (iii) encumbrances on any property acquired or held by the Company or its Subsidiary in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property, and (iv) encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby.

Section 3.10 Contracts and Commitments.

(a) Section 3.10(a) of the Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each Contract to which the Company or its Subsidiary is a party that (a) is material to the Company or its Subsidiary and (b) requires, in the aggregate, future payments by the Company or its Subsidiary in excess of $10,000 (excluding, for purposes of this determination, future payments for indemnification, termination or other similar obligations for which the obligation to pay a sum certain has not accrued or otherwise become due and payable as of the date hereof) (each such Contract that is required to be listed, a “Material Contract”).

(b) Each of the Material Contracts is the legal, valid and binding obligation of the Company and/or its Subsidiary, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly stated in Section 3.10 of the Disclosure Letter, each of the Material Contracts is in full force and effect, and neither the Company nor its Subsidiary is in breach of, or default under, any such agreement, except where such breaches or defaults have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) The Pfizer License Agreement is in full force and effect, and from December 30, 2011 until the date of this Agreement, neither the Company nor its Subsidiary has breached, or defaulted under, the Pfizer License Agreement. For the avoidance of doubt, the representations and warranties set forth in this Section 3.10(c) shall not apply to any breach or default that originally occurred prior to December 30, 2011. From December 30, 2011 until the date of this Agreement, neither Seller, the Company nor any of their Affiliates has received any written notice or communication of breach or default under the Pfizer License Agreement, and, to Seller’s Knowledge, neither Seller, the Company nor any of their Affiliates has received any oral notice or communication of breach or default under the Pfizer License Agreement.

(d) Seller has made available to Buyer a complete and accurate copy of each written report, notice, correspondence or other communication delivered by or to Seller pursuant to the Merger Agreement and Pfizer License Agreement.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Letter sets forth a complete and accurate list of all patents, registered trademarks and service marks, registered copyrights, domain names and applications for any of the foregoing, in each case owned by the Company or its Subsidiary and material to the conduct of the business of the Company and its Subsidiary, taken as a whole, as currently conducted. Since February 4, 2014, neither the Company nor its Subsidiary have sold, pledged, assigned, conveyed or otherwise transferred any Intellectual Property related to the conduct of the Company’s business or otherwise used in the development of the Licensed Compound.

(b) Since February 4, 2014, neither the Company nor its Subsidiary has received any writing from any Person alleging that any Lixivaptan Product infringes, or would infringe, any patent or other proprietary right of any other Person.

(c) As of the date hereof, neither the Company nor its Subsidiary is a party to any suit, action or proceeding which involves a claim of material infringement, unauthorized use or violation by the Company or its Subsidiary of any third party Intellectual Property, or which challenges in any material respect the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiary and, to Seller’s Knowledge, no such suit, action or proceeding is threatened in writing.

(d) Other than licenses, sublicenses and other agreements entered into by the Company or its Subsidiary in the Ordinary Course of Business, Section 3.11(d) of the Disclosure Letter sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which the Company and/or its Subsidiary are a party (i) granting any other Person the exclusive right to use any Intellectual Property owned by the Company and/or its Subsidiary or (ii) pursuant to which the Company or its Subsidiary are authorized to use any third party Intellectual Property, which is incorporated in or forms a part of any services rendered or products offered by the Company or its Subsidiary or which is otherwise used by the Company or its Subsidiary in the business of the Company or such Subsidiary as currently conducted, other than commercially available software.

Section 3.12 Compliance with Laws. Each of the Company and its Subsidiary is in compliance in all material respects with any Law of a Governmental Body that is applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound. Notwithstanding the foregoing, the representations and warranties in this Section 3.12 do not apply to matters covered by Section 3.7 (Taxes), Section 3.8 (Employees and Benefit Plans) or Section 3.13 (Environmental Matters), which matters are covered exclusively in such Sections.

Section 3.13 Environmental Matters. Except as has not had or would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiary are in compliance with all Environmental Laws applicable to their operations.

(b) Since February 4, 2014, neither the Company nor its Subsidiary has (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to Seller’s Knowledge, threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of any unsatisfied liability under any Environmental Law.

(c) The representations and warranties set forth in this Section 3.13 shall constitute the only representations and warranties by the Company with respect to environmental matters.

Section 3.14 No Brokers. Neither the Company nor its Subsidiary has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement.

Section 3.15 Regulatory Matters. Seller has made available to the Buyer as of the date of this Agreement a complete and correct copy of each New Drug Application and each Investigational New Drug Application submitted to the FDA with respect to the Compound, including all supplements and amendments thereto.

Section 3.16 Inventory. Section 3.16 of the Disclosure Letter sets forth a complete and accurate list of all inventory of the Compound (the “Inventory”) owned by the Company or its Subsidiary as reported by the Company’s third-party logistics provider as of the date set forth in Section 3.16 of the Disclosure Schedule. The Inventory shall include the existing supply of the Compound, which Seller shall deliver, or cause to be delivered, to Buyer at or promptly following Closing or upon the request of Buyer, in each case at Buyer’s sole cost and expense. All Inventory is owned by the Company free and clear of all Encumbrances except for Permitted Encumbrances, and no Inventory is held on a consignment basis.

Section 3.17 Disclaimer of Other Representations and Warranties.

(a) NONE OF SELLER, ANY OF ITS DIRECT OR INDIRECT SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS OR STOCKHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS SUBSIDIARY OR THE BUSINESS OF THE COMPANY OR ITS SUBSIDIARY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

(b) Without limiting the generality of the foregoing, none of Seller or its Affiliates or any of their respective Representatives, members, managers, or stockholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or its Subsidiary made available to Buyer, including due diligence or “data room” materials, or in any presentation concerning the business of the Company and its Subsidiary by management and/or owners of any of Seller, the Company or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any of Seller, the Company, their direct or indirect Subsidiaries or owners or any of the Representatives, members, managers, stockholders or Affiliates of any of them, including any information relating to Tax matters, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person.

Section 3.18 Non-Reliance. Seller acknowledges and agrees that no Marketing Approval has been received; there can be no guarantee that any Marketing Approval will ever be received; Seller is entering into this Agreement and the other Transaction Documents with the full understanding that Buyer and the Company may be unable to obtain Marketing Approval or commercialize any Lixivaptan Product; and neither Buyer nor any other Person on Buyer’s behalf has made any representation or warranty regarding any such matters to Seller or its Representatives. Except for the specific representations and warranties expressly made by Buyer in Article IV of this Agreement, Seller specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Buyer or any other Person, and acknowledges and agrees that Buyer has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Buyer or any other Person (provided, however, that this disclaimer does not extend to any representations or warranties set forth in the other Transaction Documents).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby represent and warrant, jointly and severally, to Seller as of the date hereof as follows:

Section 4.1 Organization; Power and Authority; Capitalization.

(a) Each Parent Party is duly organized and is validly existing and in good standing under the laws of the State of Delaware. Each Parent Party is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a material adverse effect on each Parent Party’s ability to consummate the transactions contemplated hereby and to perform each Parent Party’s obligations under the Transaction Documents. Each Parent Party has the corporate power and authority to carry on its business as currently conducted by it, to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

(b) The authorized capital stock of Buyer consists, immediately prior to Closing and immediately following the Closing, of 1,000 shares of Common Stock, of which all are issued and outstanding and owned by Parent and zero shares of Preferred Stock. The authorized capital stock of Parent consists, immediately prior to Closing, of 1,000 shares of Common Stock, of which all are issued and outstanding and owned by Lorenzo Pellegrini, and zero shares of Preferred Stock.

(c) The authorized capital stock of Parent immediately following the Closing will consist of (i) Eleven Million (11,000,000) shares of Common Stock, Three Million Two Hundred Sixty One Thousand Three Hundred Eighty Eight (3,261,388) of which are issued to Lorenzo Pellegrini and Nine Hundred Eighteen Thousand Nine Hundred Fifty Two (918,952) of which will be issued to Seller and (ii) Five Million Nine Thousand One Hundred Eighty Five (5,009,185) shares of Series A Preferred Stock, of which Two Million Five Hundred Nine Thousand One Hundred Eighty Five (2,509,185) will be issued to Index Ventures Life VI (Jersey), L.P. and certain of its affiliates. All issued and outstanding shares of Parent’s Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and, when issued in accordance with the Transaction Documents, the Parent Common Stock and all other shares of capital stock of Parent issued to Seller pursuant to the terms of the Transaction Documents will have been duly authorized, and will be validly issued, fully paid and nonassessable. Except as provided in the Financing Agreements, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Parent is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of Parent. Except as provided in the Financing Agreements, there are no agreements to which Parent is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock, other equity interests or any other securities of Parent.

Section 4.2 Subsidiaries. Buyer does not have any Subsidiaries. Buyer is the only subsidiary of Parent.

Section 4.3 No Conflict; Consents.

(a) The execution and delivery by each Parent Party of this Agreement and the Transaction Documents and the performance by each Parent Party of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof do not and will not (i) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Parent Party is a party or by which any of its properties or assets is bound, (ii) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of either Parent Party or (iii) violate or result in a violation of, or constitute a default under, any provision of any Law, or any order of, or restriction imposed by, any Governmental Body, except, in the case of clauses (i) and (iii), for any such conflicts, defaults or violations that have not had, and would not reasonably be expected to have, a material adverse effect on either Parent Party’s ability to consummate the transactions contemplated hereby and to perform either Parent Party’s obligations under the Transaction Documents.

(b) No notice to, declaration or filing with, or material consent or approval of any Governmental Body is required by or with respect to either Parent Party in connection with the execution and delivery by either Parent Party of this Agreement or the other Transaction Documents to which such Parent Party is a party, or the consummation by either Parent Party of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof, except for such notices or approvals that have been obtained or made or that, if not obtained or made, would not reasonably be expected to have a material adverse effect on either Parent Party’s ability to consummate the transactions contemplated hereby and thereby.

Section 4.4 Investment Status.

(a) Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any other Law. Buyer understands that Seller has not registered the Shares under the Securities Act, or under the Laws of any other jurisdiction (including the blue sky or securities laws of any state of the United States), that the Shares constitute “restricted securities” under the Securities Act and that the Shares constitute an illiquid investment, and Buyer agrees that it will not sell any of the Shares unless the Shares are registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions. Buyer further understands that, in view of the foregoing restrictions on dispositions of the Shares, Buyer will be required to bear the economic risks of its ownership of the Shares for an indefinite period of time. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) Buyer is acquiring the Shares for its own account and not for the account of any other Person and shall not sell the Shares or enter into any other arrangement pursuant to which any other Person shall be entitled to a beneficial interest in the Shares without complying with all applicable requirements of applicable Law.

(c) Buyer is an “accredited investor” (as defined in Rule 501 under the Securities Act).

Section 4.5 Litigation. As of the date hereof, neither Parent Party is (a) a party to (either as plaintiff or defendant) any material litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Parent’s Knowledge, threatened in writing, against either Parent Party or (b) subject to any material outstanding writ, order, judgment, injunction or decree.

Section 4.6 Taxes.

(a) Each Parent Party has timely filed or been included in all material Tax Returns required to be filed by it or in which it is required to be included with respect to material Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of it.

(b) Each Parent Party has paid or caused to be paid or have accrued all material Taxes due and owing by it.

(c) Neither the IRS nor any other Governmental Body has asserted by written notice to either Parent Party as of the date hereof any deficiency or claim for any amount of additional Taxes that has not yet been resolved.

(d) To Parent’s Knowledge, no audits or other administrative proceedings or court proceedings are pending with regard to any material Taxes or material Tax Returns of either Parent Party, and neither Parent Party has received a written notice of any such audits or proceedings.

(e) There are no liens for Taxes upon the assets of either Parent Party, except for liens relating to current Taxes not yet due and payable or which are being contested in good faith.

(f) The representations and warranties set forth in this Section 4.6 shall constitute the only representations and warranties by each Parent Party with respect to Taxes.

Section 4.7 Compliance with Laws. Each Parent Party is and has been in compliance in all material respects with any Law of a Governmental Body that is applicable to it or by which any of its property or assets is bound. Notwithstanding the foregoing, the representations and warranties in this Section 4.7 do not apply to matters covered by Section 4.6 (Taxes), which matters are covered exclusively in such Section.

Section 4.8 No Brokers. Neither Parent Party has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement.

Section 4.9 No Liabilities. Immediately following Closing, neither Parent Party will have any Indebtedness.

Section 4.10 Financial and Operational Capability. On or prior to the Closing Date, Parent will have received at least [####] and the Series A Preferred Stock Purchase Agreement provides for a second tranche of an additional [####] which amounts will be reserved primarily for purposes of commercializing the Compound, and will have delivered to Seller true and complete copies of executed investment documents, which have been duly authorized by Parent’s Board of Directors.

Section 4.11 Non-Reliance. Each Parent Party is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Company, its Subsidiary and the Shares as contemplated hereunder. Each Parent Party acknowledges and agrees that the Company, its Subsidiary and the Shares are sold on an “as is where is” basis, and Each Parent Party agrees to accept the Company, its Subsidiary and the Shares in the condition they are in on the Closing Date and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in Article III. Without limiting the generality of the foregoing, each Parent Party acknowledges and agrees that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to either Parent Party or its Representatives with respect to the Company, its Subsidiary or their respective property and assets or (b) except as expressly set forth in this Agreement, any other information or documents made available to either Parent Party or its Representatives with respect to the Company or its Subsidiary. Each Parent Party further acknowledges and agrees that no Marketing Approval has been received; there can be no guarantee that any Marketing Approval will ever be received; each Parent Party is entering into this Agreement and the other Transaction Documents with the full understanding that Parent, Buyer and their respective Affiliates may be unable to obtain Marketing Approval or commercialize any Lixivaptan Product; and neither Seller nor any other Person on Seller’s behalf has made any representation or warranty regarding any such matters to either Parent Party. Except for the specific representations and warranties expressly made by Seller in Article III of this Agreement, each Parent Party specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Seller or any other Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Seller or any other Person.

Section 4.12 Disclaimer of Other Representations and Warranties.

(a) NONE OF BUYER, PARENT, ANY OF THE DIRECT OR INDIRECT SUBSIDIARIES OR AFFILIATES OF ANY OF THE FOREGOING OR ANY OF THE RESPECTIVE REPRESENTATIVES, MEMBERS, MANAGERS, OR STOCKHOLDERS OF ANY OF THE FOREGOING HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO EITHER PARENT PARTY OR THE BUSINESS OF EITHER PARENT PARTY AS CURRENTLY CONDUCTED OR PROPOSED TO BE CONDUCTED, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV.

(b) Without limiting the generality of the foregoing, none of Buyer, Parent or any their Affiliates or any of the respective Representatives, members, managers or stockholders of the foregoing has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Parent Parties made available to Seller, including due diligence or “data room” materials, or in any presentation concerning the business of the Parent Parties by management and/or owners of any of either Parent Party or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or deemed to be relied upon by Seller or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any Parent Party, any direct or indirect Subsidiaries or owners of any of the foregoing or any of the Representatives, members, managers, stockholders or Affiliates of any of the foregoing, including any information relating to Tax matters, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person.

ARTICLE V

COVENANTS

Section 5.1 Right of First Negotiation. Parent will provide Seller a written notice (an “Initial Notice”) of each Marketing Approval (or a similar or an equivalent approval) by the European Medicines Agency or the Brazilian Health Surveillance Agency (or a similar, equivalent or successor Governmental Body) for a particular indication of any Lixivaptan Product (each such particular indication (an “Approved Indication”)) in any portion of Europe, Brazil, Russia or the Commonwealth of Independent States (the “ROFN Territory”) within ten (10) days of receipt of such approval. Parent Parties hereby grant Seller and any Affiliates designated by Seller for such purpose (together, “Chiesi”) a right of first negotiation to negotiate exclusive rights to commercialize any and all Lixivaptan Products for the Approved Indication in the ROFN Territory identified in an Initial Notice, and Chiesi must provide Parent with written notice of its exercise of such right of first negotiation (a “ROFN Notice”) within thirty (30) days of the date on which it receives an Initial Notice; provided, however, that if Chiesi does not provide Parent with a ROFN Notice within such thirty (30) day period, Section 5.2 shall be void and of no further force and effect with respect to the Lixivaptan Product Approved Indication for the ROFN Territory. During the applicable ROFN Term, Chiesi and Parent will promptly and diligently, on an exclusive and good faith basis, negotiate commercially reasonable terms for an exclusive commercial agreement for the Lixivaptan Product Approved Indication in the ROFN Territory. Prior to the expiration of the applicable ROFN Term, and subject to the terms of Section 5.2, Parent, directly or indirectly, including through its Affiliates and their respective Representatives, will not negotiate or enter into any commercialization or similar agreement with any third party with respect to any Lixivaptan Product for the ROFN Territory. If Chiesi does not timely deliver a ROFN Notice, Parent may negotiate and enter into definitive agreements with a third party (“Third Party Partner”), and Chiesi will have no further rights with respect to the Lixivaptan Product Approved Indication for the ROFN Territory, but shall retain a right of first negotiation with respect to any other Lixivaptan Product indication except to the extent that the definitive agreement(s) with such Third Party Partner obligate Parent to provide such Third Party Partner with a right of first negotiation, right of first refusal or similar rights in such ROFN Territory with respect to any additional Approved Indication, in which case the right of first negotiation and right of first refusal of Chiesi pursuant to this Section 5.1 and Section 5.2 shall be subordinated in all respects to such right of first negotiation, right of first refusal or similar rights of such Third Party Partner.

Section 5.2 Right of First Refusal. 1 If the ROFN Term has expired with respect to any Initial Notice, then the Parent Parties will have the right to negotiate with a third party with respect to the Lixivaptan Product Approved Indication for the ROFN Territory. Promptly, but in no event later than five (5) Business Days after entering into any agreement, term sheet, understanding, arrangement or other Contract with respect to key terms with the third party relating to the commercialization of the Lixivaptan Product for the Approved Indication for the ROFN Territory (a “Third Party Term Sheet”), Parent shall provide, to the extent the Parent Parties are not precluded from disclosing such Third Party Term Sheet, a copy of such Third Party Term Sheet to Chiesi (a “Third Party Term Sheet Notice”) at the address specified in the ROFN Notice for any Chiesi entity that is not Seller. If the Parent Parties are not permitted to provide Chiesi with the Third Party Term Sheet as provided for in the foregoing sentence, Parent shall provide Chiesi with notice of receipt of such Third Party Term Sheet. Chiesi shall provide written notice to Parent within thirty (30) days of receipt of a Third Party Term Sheet Notice indicating whether it wants to negotiate and enter into a definitive agreement reflecting the terms set forth in the Third Party Term Sheet. If Chiesi indicates that it does want to do so, the Parent Parties and Chiesi will have one hundred and twenty (120) days, as such period may be extended by mutual agreement of the parties, from the date that Chiesi received the Third Party Term Sheet Notice to negotiate in good faith definitive agreements reflecting the terms set forth in the Third Party Term Sheet. If the Parent Parties and Chiesi have not entered into such definitive agreements by the expiration of such period, the Parent Parties may negotiate and enter into definitive agreements reflecting the terms set forth in the Third Party Term Sheet with the applicable third party.

Section 5.3 Interim Operations of the Company. Except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement or as set forth in Section 5.3 of the Disclosure Letter, Seller hereby covenants to the Parent Parties that, during the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VII, (a) the business of the Company and its Subsidiary shall be conducted only in the Ordinary Course of Business and (b) Seller shall use commercially reasonable efforts to preserve intact the present business organization of the Company and its Subsidiary, not sell any assets of the Company or its Subsidiary and preserve satisfactory relationships with customers, suppliers, distributors and others having business dealings with them.

Section 5.4 Access to Information. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VII, each party shall, and shall cause each of its respective Affiliates and Representatives to, grant or cause to be granted to the other parties and their respective Representatives reasonable access to and the right to inspect the properties, assets, books and records, Contracts and other documents and data related to the Company, Parent and Buyer for the purposes of (a) any financial reporting or Tax matters (including any financial and Tax audits, Tax contests, Tax examinations, preparation for any Tax returns or financial records); (b) any regulatory reporting matters; (c) any investigation being conducted by any Governmental Body involving the Compound, any Lixivaptan Product or Seller’s business; (d) any claims or

[1]	Note to Buyer: To be discussed whether these references should be to “Parent.”

litigation (other than between the parties) involving the Compound, any Lixivaptan Product or Seller’s business; (e) any reports concerning Diligence Objectives or the amounts of any payments owed to any Contingent Consideration Payees or other Persons under the Merger Agreement or the Pfizer License Agreement; or (f) any similar or related matter. Any such inspection shall be conducted during normal business hours upon reasonable advance notice and shall be conducted under the supervision of the disclosing party’s personnel and in such a manner as not to interfere with the disclosing party’s normal operations. Each party may restrict access to such records and documents to the extent that disclosure of any such information would (i) cause significant competitive harm to such party if the transactions contemplated by this Agreement were not consummated, (ii) jeopardize any attorney-client or other privilege or (iii) contravene any applicable Law, fiduciary duty or binding agreement. The Parent Parties acknowledge and agree that any access or information provided shall be subject to the terms of the Confidentiality Agreements.

Section 5.5 Commercially Reasonable Efforts. The parties shall perform all of their respective obligations hereunder and otherwise shall use commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, at the earliest possible date, the transactions contemplated hereby.

Section 5.6 Publicity. Unless otherwise required by applicable Laws, based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Prior to any party making a public announcement in respect of this Agreement or the transactions contemplated hereby, the other party shall have the right to review and comment on the substance of the announcement. The parties shall cooperate as to the timing and contents of any announcement.

Section 5.7 Technology Transfer and Assistance.

(a) Seller shall, or shall cause its Affiliates to, use commercially reasonable efforts to transfer within ninety (90) days following the Closing Date (such ninety (90) day period, the “Know-How Transfer Period”) to Buyer a tangible or electronic copy of all Know- How owned by Seller, the Company or the Company’s Subsidiary that is primarily related to any Lixivaptan Product (“Company Know-How”).

(b) Seller shall make reasonably available to Buyer in person at Seller’s facilities or via telephone conference at no cost to Buyer during the period commencing at the conclusion of the Know-How Transfer Period and continuing until the expiration of the twelve (12) month period following the Know-How Transfer Period for up to twenty (20) man-hours, Seller’s key employees with respect to the Compound for purposes of reasonable consultation with Buyer regarding the development of the Compound, and to enable Buyer to use the Company Know-How in connection with Compound.

(c) NO WARRANTIES ARE GIVEN WITH RESPECT TO SELLER’S ASSISTANCE OR SUPPORT TO BUYER UNDER THIS SECTION 5.7, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR IMPOSED BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLER SHALL NOT BE RESPONSIBLE TO BUYER FOR ANY LOSSES ARISING FROM OR RELATING TO SELLER’S ASSISTANCE OR SUPPORT TO BUYER UNDER THIS SECTION 5.7 EXCEPT TO THE EXTENT SUCH LOSSES ARISE FROM, OR ARE CAUSED BY, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS EMPLOYEES, AGENTS OR CONTRACTORS. IN NO EVENT WILL SELLER BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, OR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH SELLER’S ASSISTANCE OR SUPPORT UNDER THIS SECTION 5.7.

Section 5.8 Confidentiality. Seller and Parent acknowledge that Seller and Parent have previously executed that certain confidentiality agreement, dated November 1, 2015 (the “Parent Confidentiality Agreement”) and Seller and Lorenzo Pellegrini have previously executed that certain confidentiality agreement, dated May 18, 2015 (together with the Parent Confidentiality Agreement, the “Confidentiality Agreements”). Seller and the Parent Parties acknowledge that after the Closing Date, Lorenzo Pellegrini, Parent and each of their respective Affiliates shall not have any further obligations under the Confidentiality Agreements to the extent the confidential information relates to the Company or the Company’s assets, business or operations, provided, however, that any confidential information otherwise related to Seller or any Affiliates of Seller disclosed to Lorenzo Pellegrini or Parent under the Confidentiality Agreements shall remain confidential in accordance with the terms of the Confidentiality Agreements and that Lorenzo Pellegrini and the Parent Parties will maintain in confidence, and will cause their respective Affiliates and Representatives to maintain in confidence, and not use any such confidential information. From and after the Closing, Seller will maintain in confidence, and will cause its respective Affiliates and its Representatives to maintain in confidence, and not use any confidential information of the Company or its Subsidiary, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party or (b) the furnishing or use of such information is required by or necessary or appropriate in connection with an applicable Laws. If the Parent Parties or Seller or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that such party shall use reasonable best commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.9 RESERVED.

Section 5.10 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) Seller shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiary with respect to any Tax period ending on or prior to the Closing Date, which are due after the Closing Date; provided, however, that Seller shall provide each such Tax Return to Buyer for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed, and Seller shall consider in good faith any changes to each such Tax Return as are reasonably requested by Buyer. Such Tax Returns shall be prepared in a manner consistent with past practices except as required by applicable Law. The parties agree, to the extent allowed by applicable Law, to deduct any deductions attributable to expenses incurred by the Company or its Subsidiary (including, but not limited to, fees paid to legal and accounting advisors, deductions incurred in the connection with repaying of Indebtedness, compensation payments) with respect to the transactions contemplated by this Agreement on the Tax Returns of the Company for the taxable period that ends on the Closing. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and shall be deducted in the Pre-Closing Tax Period.

(ii) Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiary with respect to any Straddle Period at the expense of Buyer and the Company; provided, however, that Buyer shall provide each such Tax Return to Seller for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed, and Buyer shall make any changes to each such Tax Return as are reasonably requested by Seller. Such Tax Returns shall be prepared in a manner consistent with past practices except as required by applicable Law. For all purposes of this Agreement, in the case of any Straddle Period of a Company or its Subsidiary, the amount of Taxes allocable to the Pre- Closing Tax Period portion of such Straddle Period shall be deemed to be: (1) in the case of real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (2) in the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date.

(iii) Unless required by applicable Law, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), neither Buyer, the Company nor any of their Affiliates shall adopt or change any accounting method or, except as specifically contemplated under Section 5.10, file or amend any Tax Return, if such adoption, change, or amendment would have the effect of increasing the Tax Liability of Seller or any of its direct or indirect owners or increase their indemnification obligations under this Agreement.

(iv) Seller shall pay or cause to be paid all income Taxes attributable to the transactions contemplated hereby reported on the consolidated, unitary or combined income Tax Returns that include the operations of the Company or its Subsidiary prior to the day following the Closing.

(b) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby (including, for the avoidance of doubt, the Section 338 Elections), Buyer shall cause the Company and its Subsidiary to carry on its business only in the Ordinary Course of Business.

(c) Cooperation on Tax Matters. Buyer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Return for a period prior to (or including) the Closing Date, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation shall include, upon a party’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 5.10. Following the Closing, Seller, Buyer, the Company and their respective Subsidiaries and Affiliates shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company and its Subsidiary for Pre-Closing Tax Periods until the seventh anniversary of the Closing Date, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, each party shall give the other party thirty (30) days prior written notice of any such proposed disposition or destruction, and the other party shall have the right, in its sole discretion, to take possession of such materials and documents at its expense.

(d) Transfer Taxes. Buyer shall be liable for and, without duplication of any right to recovery herein, shall hold Seller harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the purchase and sale of the Shares. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax. If required by applicable Laws, Seller will join in the execution of any Tax Returns and other documentation with respect to Transfer Taxes.

(e) Section 338(h)(10) Election. The Company and Buyer shall join Seller in making an election under Code §338(h)(10) (and any corresponding election under state, local and non-U.S. Tax Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338 Elections”). To the extent permitted or required by Law, any income, gain, loss or deduction, or other Tax item resulting from the deemed sale pursuant to the Section 338 Elections shall be included in the Tax Returns of the Company for the Pre-Closing Tax Period, and any Tax Liability resulting from the Section 338 Elections shall be borne by Seller. Seller will provide to Buyer original an IRS Form 8023 (and comparable state or local Tax forms requested by Buyer) properly signed and executed by Seller with respect to each Section 338 Election on or before the Closing Date. The parties hereto agree that the consideration for the Shares provided in this Agreement and the liabilities of the Company and its Subsidiary treated as purchase consideration for Tax purposes (including any Contingent Consideration Payments and any payment made pursuant to Section 2.6 of the Merger Agreement) shall be allocated to the assets of the Company and its Subsidiary for Tax purposes as shown on the allocation schedule on IRS Form 8883 attached hereto as Exhibit D. Buyer shall adjust such allocation if and to the extent of any adjustment to the purchase consideration paid by Buyer under this Agreement for Tax purposes. Buyer, Seller and the Company shall file all Tax Returns in a manner consistent with such allocation unless otherwise so required under a challenge of such allocation by a taxing authority.

Section 5.11 Books and Records.

(a) Record Retention Period. The parties agree to retain or cause to be retained all books and records pertinent to Seller’s business relating to Tax matters until the expiration of the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers), and, if relating to other than Tax matters, for the period specified under such retaining party’s document retention policy or, if longer, the longest period specified under applicable Laws. Additionally, Buyer shall, and shall cause its applicable Affiliates to, keep such complete and accurate books and records as may be necessary to ascertain the efforts of Buyer to comply with its obligations under the Transaction Documents and all Material Contracts. No such books or records shall be destroyed after the expiration of such periods without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

(b) Retention of Copies by Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of Seller pursuant to Laws, (ii) related to any of the purposes set forth in Section 5.4 or (iii) necessary or appropriate for Seller to perform and discharge its liabilities or obligations under the Transaction Documents; provided, however, that Seller shall maintain such items in accordance with the provisions of Section 5.8 hereof.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date, of the condition that no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.2 Additional Conditions to Obligations of the Parent Parties. The obligations of each Parent Party to effect the transactions contemplated hereby are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Parent Parties at or prior to the Closing Date:

(a) Seller Representations and Warranties. The representations and warranties of Seller set forth in Article III shall be true and correct (with such representations and warranties read for such purposes without any materiality or Material Adverse Effect qualifications) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have delivered all the items specified in Section 2.2(b).

(c) Officer’s Certificate. The Parent Parties shall have received a certificate executed and delivered by a duly authorized officer of Seller in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Seller Deliveries. Seller shall have made the deliveries required by Section 2.2(b).

Section 6.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is further subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article IV shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties (other than the representations and warranties set forth in Section 4.10, which shall be true and correct in all respects on the Closing Date) to be true and correct would not have a material adverse effect on either Parent Party’s ability to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent Parties. Each Parent Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have delivered all the items specified in Section 2.2(c).

(c) Officer’s Certificate. Seller shall have received a certificate from each Parent Party executed and delivered by a duly authorized representative of each Parent Party in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent Parties Deliveries. Each Parent Party shall have made the deliveries required by Section 2.2(c).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by the written consent of Buyer and Seller;

(b) by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the consummation of the transactions contemplated herein, shall not have occurred on or before July 26, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of such transaction to close on or before such date; or

(c) by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if Buyer or Parent, on the one hand, or Seller, on the other hand, shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by Seller) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Buyer or Parent), and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Seller or Buyer, as applicable, is notified by the other in writing of such breach or failure to perform.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Article VII, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Parent or Seller or any of their respective directors, officers, managers, members, employees, partners or stockholders, and all rights and obligations of any party hereto shall cease, except that the provisions contained in this Article VII and the Confidentiality Agreements shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party to this Agreement of liability for any fraud with the intent to deceive in connection herewith.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in Article III or in any closing certificate delivered pursuant to Section 6.2(a), and the rights of the Buyer Indemnified Parties to bring an indemnification claim under Section 8.2 in respect of any breach thereof resulting in Losses, shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months immediately after the Closing (the “General Expiration Date”); except that (a) the representations and warranties contained in Section 3.1 (Organization; Power and

Authority; Capital Structure), Section 3.2 (Subsidiaries), Section 3.5(a) (Material Liabilities), Section 3.10(c) (Pfizer License Agreement) and Section 3.14 (Brokers) (together, the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years immediately after the Closing (the “Fundamental Expiration Date”) and (b) the representations and warranties contained in Section 3.7 (Taxes) and Section 3.8 (Employee Benefit Plans), and the rights of the Buyer Indemnified Parties to bring an indemnification claim under Section 8.2 in respect of any breach thereof resulting in Losses, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations as extended under applicable Law (the “Statutory Expiration Date”). All representations and warranties of the Parent Parties, and the rights of the Seller Indemnified Parties to bring an indemnification claim under Section 8.3 in respect of any breach thereof resulting in Losses, shall survive the Closing and shall remain in full force and effect until the Fundamental Expiration Date, except that the representations and warranties contained in Section 4.6 (Taxes), and the rights of the Seller Indemnified Parties to bring an indemnification claim under Section 8.3 in respect of any breach thereof resulting in Losses, shall survive the Closing and shall remain in full force and effect until the Statutory Expiration Date. The covenants and agreements set forth herein (and the applicable rights to indemnification pursuant to this Article VIII for breaches of such covenants) shall survive the Closing indefinitely in accordance with their terms. Except to the extent expressly provided herein, no claim for breach of any such representation or warranty may be brought after such applicable survival period; provided, however, that any breach of a representation or warranty in respect of which indemnity may be sought under this Agreement that occurs prior to the applicable Indemnification Cut-Off Date shall survive such applicable Indemnification Cut-Off Date if written notice of the applicable breach resulting in Losses shall have been delivered to Seller pursuant to Section 8.4 prior to such applicable Indemnification Cut-Off Date.

Section 8.2 Indemnification of the Buyer Indemnified Parties.

(a) Subject to the other terms and conditions of this Agreement, from and after the Closing, the Parent Parties, and each of their Affiliates (including at and following the Closing, the Company) and their respective Representatives, stockholders, members, managers, successors, assigns and controlling Persons of any of the foregoing (each a “Buyer Indemnified Party”) shall be held harmless, indemnified and defended by Seller for any Losses arising from or relating to (i) any inaccuracy in or breach of any representation or warranty of Seller contained in Article III or any certificates to be delivered pursuant to Section 2.2(b)(i) or Section 6.2(c), (ii) any breach or non-fulfillment of any covenant, agreement, or obligations to be performed by Seller contained herein, or (iii) any Pre-Closing Taxes.

(b) The Buyer Indemnified Parties’ indemnification rights pursuant to Section 8.2(a) shall be limited as follows:

(i) Other than with respect to the Buyer Indemnified Parties’ indemnification rights related to Pre-Closing Taxes arising under Section 8.2(a)(iii), the Buyer Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(a) exceeds an amount equal Seven Thousand Five Hundred Dollars ($7,500) (the “Deductible”), and then only to the extent such Losses exceed the Deductible.

(ii) Other than with respect to the Buyer Indemnified Parties’ indemnification rights related to a breach of the Fundamental Representations, Section 3.7 (Taxes) or Pre-Closing Taxes arising under Section 8.2(a)(iii), the Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement for any Losses (individually or in the aggregate) in excess of an amount equal to Seventy Five Thousand Dollars ($75,000) (the “Cap”). Except in the case of fraud with the intent to deceive, the Buyer Indemnified Parties’ sole source of recovery for all indemnifiable Losses under this Agreement shall be as provided in Section 8.6.

Section 8.3 Indemnification of the Seller Indemnified Parties. From and after the Closing, Seller and its Affiliates and each of their respective Representatives, stockholders, members, managers, successors, assigns and controlling Persons (each a “Seller Indemnified Party”) shall be held harmless, indemnified and defended by the Parent Parties, for any Losses arising from or relating to (a) the breach of any representation or warranty of the Parent Parties contained in Article IV and any inaccuracy in the certificates to be delivered pursuant to Section 2.2(c)(i) or Section 6.3(c), (b) the breach of any covenant of Buyer or Parent contained herein and (c) any breach or alleged breach of the Merger Agreement, the Novation and Waiver Agreement or the Pfizer License Agreement at Closing or by Buyer or any of its Affiliates following Closing or any failure or alleged failure of Buyer, Parent or any Affiliate or either Buyer or Parent (including, at and following the Closing, the Company and its Subsidiary) to fully satisfy its obligations under such agreements (including any obligations of Buyer, Parent, the Company or the Company’s Subsidiary or their respective Affiliates arising out of or in connection with the Closing).

Section 8.4 Notice; Defense of Claims. The Buyer Indemnified Parties and the Seller Indemnified Parties (each, an “Indemnified Party”) shall make claims for indemnification hereunder by giving prompt written notice thereof to Seller or the Parent Parties, as applicable, prior to the applicable Indemnification Cut-Off Date in the case of the Buyer Indemnified Parties. If indemnification is sought for a claim by or in respect of any third party, the Indemnified Party shall also give the Parent Parties or Seller, as applicable, written notice of such claim as to which such Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Indemnified Party learns of such claim; provided, however, that the failure to do so shall not relieve the party with the indemnification obligation hereunder (each an “Indemnifying Party”) from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall state in reasonable detail the information then available regarding the amount and nature of such claim and the amount of Losses incurred or expected to be incurred in respect thereof to the extent determinable and shall specify the representation, warranty or covenant in this Agreement under which the liability or obligation is asserted. In the case of any third party claim (which for the avoidance of doubt includes any claims or controversies related to Taxes), the Indemnifying Party shall have the right to direct, through counsel of its own choosing reasonably acceptable to the Indemnified Party, the defense or settlement of any such claim at its own expense (subject to the limitations set forth in this Article VIII), unless the Indemnifying Party’s control of such claim would affect any privilege of the Indemnified Party in respect of such third party claim or a conflict of interest exists that would make it inappropriate in the reasonable judgment of the Indemnified Party for the Indemnifying Party to control such claim. If the Indemnifying Party elects to assume the defense of any such claim, it shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense (the party controlling the defense, whether Indemnifying Party or the Indemnified Party “Controlling Party”). Parent shall be the Controlling Party for any claims arising out of or related to the Pfizer License Agreement. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense, which expense shall not be recoverable as part of any indemnification claim. The Non-controlling Party shall provide, and shall cause the Company and its Subsidiary to provide, as applicable, the Controlling Party and its counsel with reasonable access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Controlling Party in the defense or settlement thereof. If the Controlling Party elects to direct the defense of any such claim, the Non-controlling Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Controlling Party consents in writing to such payment. If the Controlling Party assumes the defense of any such claim and proposes to settle such claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Controlling Party shall give the Non- controlling Party prompt written notice thereof, and the Non-controlling Party shall have the right to participate in and approve (such approval not to be unreasonably withheld, conditioned or delayed) the settlement or assume the defense of such claim or proceeding.

Section 8.5 Limitations. (a) All claims for indemnification pursuant to this Article VIII for breaches of representations and warranties must be made on or before the General Expiration Date, the Fundamental Expiration Date or the Statutory Expiration Date, as applicable (the “Indemnification Cut-Off Date”). No indemnification shall be payable with respect to claims asserted after the Indemnification Cut-Off Date, regardless of when the claim accrued or the circumstances that resulted in the claim being asserted after the Indemnification Cut-Off Date. In the event a claim for a Loss has been made properly and in good faith on or prior to the applicable Indemnification Cut-Off Date, and such claim is unresolved as of the applicable Indemnification Cut-Off Date, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined.

(b) The amount of any Losses subject to indemnification under this Article VIII shall be calculated net of (i) any insurance proceeds received or receivable by any Seller Indemnified Party or any Buyer Indemnified Party on account of such Losses and/or (ii) any indemnification paid or payable by any third party.

(c) The Seller Indemnified Parties and the Buyer Indemnified Parties shall use commercially reasonable efforts to utilize insurance coverage for all or part of any Loss under then-current policies to the same extent as they would if such Loss were not subject to indemnification hereunder (which, if commercially reasonable, may include a decision by either the Seller Indemnified Parties or the Buyer Indemnified Parties not to seek to recover any such insurance proceeds). In the event that an insurance or other recovery is made by any Seller Indemnified Party or Buyer Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly paid to the Parent Parties or Seller, as applicable.

(d) The Seller Indemnified Parties and the Buyer Indemnified Parties shall use commercially reasonable efforts to bring indemnity claims against any third party which has an indemnification obligation to either of them with respect to any Loss and to diligently pursue such claims until finally adjudicated.

(e) Anything herein to the contrary notwithstanding, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind any of the Transaction Documents.

(f) Anything herein to the contrary notwithstanding, no Seller Indemnified Party or Buyer Indemnified Party shall have the right to be indemnified for any Losses to the extent they are in the nature of consequential, incidental or indirect damages, diminution in value damages, lost profits or punitive, special or exemplary damages (except to the extent any such damages listed in this sentence are part of a third party claim), and in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses. For the avoidance of doubt, any claim arising out of the Pfizer License Agreement or the Merger Agreement shall be considered a third party claim.

(g) Any Loss for which any party is entitled to indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.

(h) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to any indemnification under this Agreement with respect to any breach of any representation, warranty or covenant if the Indemnified Party or any of its Representatives had knowledge, at any time prior to the Closing, of such breach or of the events, circumstances or conditions constituting or resulting in such breach.

Section 8.6 Source of Payments. Except for claims made by a Buyer Indemnified Party pursuant to this Article VIII with respect Pre-Closing Taxes arising under Section 8.2(a)(iii), which Losses shall be satisfied in cash, claims made by a Buyer Indemnified Party pursuant to this Article VIII shall be exclusively satisfied as follows: (a) first, in an amount, in cash, up to the Cap (the “Cash Indemnity Amount”); (b) second, solely with respect to breaches of the Fundamental Representations or Section 3.7 (Taxes), to the extent that the Cash Indemnity Amount is fully depleted, by offset of any Contingent Consideration Payments payable under this Agreement; and (c) third, solely with respect to breaches of the Fundamental Representations or Section 3.7 (Taxes), if a period of three (3) years has elapsed since the date that a claim for indemnification pursuant to this Article VIII has become payable and there have been no Net Sales, by surrender to Buyer for immediate cancellation an amount of Parent Common Stock at a price per share of Parent Common Stock equal to the Fair Market Value at the time of resolution of the applicable claim, up to a maximum aggregate amount of 200,000 shares of Parent Common Stock, it being understood that if the Buyer Indemnified Parties’ rights to indemnification are not fully satisfied by surrender and cancellation of Parent Common Stock pursuant to Section 8.6(c), the Buyer Indemnified Parties shall have the right to satisfy the amount of such deficit by offset against Contingent Consideration Payments pursuant to Section 8.6(b); provided, however, that the Buyer Indemnified Parties’ rights under Section 8.2(a) shall terminate (i) as to any shares of Parent Common Stock that Seller transfers in compliance with this Section 8.6 prior to notice of a claim or (ii) upon the occurrence of a Fundamental Transaction (regardless of whether notice of a claim was delivered prior to such Fundamental Transaction); and provided, further, that Seller may, in its sole discretion, elect to satisfy any claim for which a Buyer Indemnified Party is entitled to recovery under Section 8.6(b) or Section 8.6(c) through the payment of cash in immediately available funds to an account designated by the Buyer Indemnified Party. Pursuant to Section 8.6(b), Buyer may withhold against any one (1) or more Contingent Consideration Payments the amount of any resolved or good faith pending claims for indemnification pursuant to this Article VIII. If such resolved claim amount is less than the amount by which such Seller payment was reduced, then Buyer shall make payment of such difference within ten (10) days following final resolution of the claim. Upon final resolution of any pending claim for which an offset right was asserted pursuant to Section 8.6(ii), any amount of a previously offset Contingent Consideration Payment due to Seller shall be paid within ten (10) days following such final resolution of a claim. In connection with this provision, Seller agrees that, (a) until the earlier of the date of a Fundamental Transaction or the date that is three (3) years from the date of this Agreement or (b) upon receipt of notification of a claim pursuant to Section 8.4 that is made prior to the earlier of the dates set forth in clause (a), Seller will not sell, transfer or otherwise dispose of any of its shares of Parent Common Stock that are subject to surrender to Buyer in connection with this Agreement (other than to an Affiliate) without the prior written consent of Parent. For the avoidance of doubt, the number of shares of Parent Common Stock that shall be subject to such transfer restriction shall be 200,000 shares, less the number of shares previously surrendered to Buyer in connection with this Agreement.

Section 8.7 Remedies Exclusive. Except in the case of fraud with the intent to deceive, after the Closing, the rights of the Seller Indemnified Parties and the Buyer Indemnified Parties to indemnification or other recourse relating to this Agreement and the transactions contemplated hereby shall, except as may otherwise be expressly agreed in writing between the parties, be strictly limited to those contained in this Article VIII, and such indemnification rights shall be the sole and exclusive remedies of the parties hereto and the Seller Indemnified Parties and the Buyer Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith. To the maximum extent permitted by Law, Seller, Parent and Buyer hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise. Without limiting the generality of the foregoing, the parties to this Agreement hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled with respect to this Agreement and the transactions contemplated hereby. For the avoidance of doubt, this Section 8.7 shall not limit the rights of the parties set forth in the Financing Agreements or the Warrant or limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13.

Section 8.8 Character of Indemnity Payments. The parties agree that any indemnification payments made under this Article VIII shall be treated for all Tax purposes as an adjustment to the total consideration received for Tax purposes, unless otherwise required by Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight courier, one (1) Business Day after mailing, (c) if sent by facsimile transmission or e-mail of a PDF document, with a copy mailed or sent on the following Business Day in the manner provided in clauses (a) or (b) of this Section 9.1, when transmitted, and (d) if otherwise actually personally delivered, when delivered; provided, in each case, that such notices, requests, demands and other communications are delivered to the addresses or facsimile numbers set forth below, or to such other addresses and facsimile numbers as any party shall provide by like notice to the other parties set forth below:

If to Seller, to:

Chiesi USA, Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

[####]

[####]

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with a mandatory copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

[####]

[####]

[####]

If to the Parent Parties or the Company (after the Closing Date), to:

Palladio Biosciences, Inc.

1418 Ridgewood Lane

Newtown, PA 18940

[####]

[####]

with a mandatory copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, NJ 08540

[####]

[####]

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Section 9.2 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless the context clearly requires otherwise, the word “or” shall be inclusive and not exclusive. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 9.4 Fees and Expenses. Unless otherwise provided herein, upon Closing all expenses of Seller and its Affiliates in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be reimbursed by Buyer for their reasonable out-of-pocket expenses (including legal fees and expenses) incurred in connection with the pursuit, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents in an amount not to exceed Five Hundred Thousand Dollars ($500,000). The Parent Parties shall bear all of their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. In the event the transactions contemplated hereby and thereby fail to close for any reason, each of Buyer, Parent and Seller and their respective Affiliates (including the Company and the Company’s Subsidiary) shall bear its own respective expenses.

Section 9.5 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies (whether in contract or tort) arising out of or relating to this Agreement and the other Transaction Documents, or the negotiation, validity or performance of this Agreement and the other Transaction Documents, or the transactions contemplated hereby or thereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its choice or conflict of law provisions. Each of Buyer, Parent and Seller hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter or matters, in any federal district court within the State of Delaware) (the “Chosen Courts”) for any litigation, controversy or dispute arising out of or relating to this Agreement or the other Transaction Documents, or the negotiation, validity or performance of this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail to the addresses specified in this Agreement with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 9.6 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party hereto certifies and acknowledges that (a) no Representative or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party hereto understands and has considered the implications of this waiver, (c) each party hereto makes this waiver voluntarily and (d) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this Section 9.6. Either party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 9.7 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by Buyer, Parent and Seller.

Section 9.8 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against whom such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

Section 9.9 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (by operation of Law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, that each of Seller, Parent and Buyer may assign its rights and obligations (a) to an Affiliate or (b) in connection with a merger, consolidation, sale of all or substantially all of the assets or similar transaction involving Seller or its Affiliates or Buyer or Parent or any of their Affiliates, as the case may be. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 9.9 shall be void ab initio. No assignment shall relieve the assigning party of any of its obligations hereunder. In addition, for so long as any Parent Party (or any Affiliate or assignee of any Parent Party) has any obligations to Seller or any of its Affiliates under this Agreement, in connection with any sale, transfer or other disposition of all or substantially all of either Parent Party’s assets or business, whether direct or indirect, by purchase, merger, consolidation or otherwise or the sale or assignment of all of the Parent Party’s (or its assignee’s or Affiliate’s) rights in the Company, the Company’s Subsidiary or any rights to any Lixivaptan Product or Intellectual Property that the Company or its Subsidiary owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use, the Parent Party (or its assignee) shall assign this Agreement and its rights, together with its obligations hereunder (including the obligation to issue equity and make Contingent Consideration Payments); for the avoidance of doubt, the foregoing shall not apply to (x) any grant of any license, distribution, marketing or other similar development or commercial right in and to any Lixivaptan Product or (y) any debt or other transaction in which a Parent Party or an Affiliate of a Parent Party grants a security interest in any Lixivaptan Product and/or assigns its right to receive proceeds from sales of any Lixivaptan Product or grant a security interest in such right to receive proceeds of sales in any Lixivaptan Product to one or more third parties providing financing to a Parent Party pursuant to the terms of a security or other agreement related to such financing (e.g., for purposes of a royalty financing arrangement), it being acknowledged and agreed that, notwithstanding any such arrangement, the Parent Party shall remain obligated hereunder (including the obligation to issue equity and make Contingent Consideration Payments).

Section 9.10 No Third-Party Beneficiaries. Except as expressly provided in Article VIII, which is intended to provide rights of the parties named therein as third party beneficiaries, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.11 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 9.12 Prior Company Counsel. Each Parent Party hereby acknowledges that Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. prior to the Closing (“Prior Company Counsel”) represented the Company and its Subsidiary. Each Parent Party agrees that to the extent it, through its acquisition of the Company, acquires any right to treat the Prior Company Counsel as either Parent Party’s counsel or former counsel, it will not, solely as a result thereof, take any action to disqualify the Prior Company Counsel from acting and continuing to act as counsel to any of the Company’s Affiliates or former Affiliates (including Seller) in connection with any matters arising out of or related in any way to the Transaction Documents or in the event of a dispute related to the Transaction Documents or the transactions contemplated thereby. Each Parent Party further agrees that, as to all communications among Prior Company Counsel and the Company or its Affiliates, to the extent such communications are specifically related to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidences belongs to the Company or its Affiliates and shall not pass to or be claimed by either Parent Party.

Section 9.13 Specific Performance. The parties hereto acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreements and the other agreements, instruments and documents delivered or required to be delivered in connection with the execution of this Agreement or at the Closing constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the sale of the Shares exclusively in contract pursuant to the express terms and provisions of this Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements, instruments and documents delivered or required to be delivered in connection with the execution of this Agreement or at the Closing, and the parties hereby expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth herein and therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:	PALLADIO BIOSCIENCES, INC.

	By:	/s/ Lorenzo Pellegrini
Name: Lorenzo Pellegrini
Title: Chief Executive Officer

BUYER:	PALLADIO ACQUISITION SUB, INC.

	By:	/s/ Lorenzo Pellegrini
Name: Lorenzo Pellegrini
Title: Chief Executive Officer

SELLER:	CHIESI USA, INC.

	By:	/s/ Ken McBean
Name: Ken McBean
Title: President and Chief Executive Officer

SIGNATURE PAGE TO CARDIOKINE SPA

Exhibit A

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Exhibit B

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Exhibit C

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Exhibit D

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Exhibit E

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Exhibit F

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